AMENDED AND RESTATED LICENSE AGREEMENT

THIS AMENDED AND RESTATED LICENSE AGREEMENT ("Agreement") is made as of November 2, 2006 (the "Effective Date") by and between BioMeridian Corporation, a Utah corporation ("BMI"), and Hilltop Group Technologies Corp. a Delaware corporation which does business as Fresh Medical Laboratories ("FML"), each a "Party," and collectively the "Parties."

BACKGROUND

WHEREAS, BMI owns certain BMI Patents applications pending issuance (refer to Schedule 1.6) and BMI Technology (as defined below); and

WHEREAS, pursuant to the terms of a License Agreement, dated January 2, 2005, FML obtained a license from BMI to use the BMI Patents issued world-wide and to related BMI Technology (the "Original License Agreement");

WHEREAS, the Parties now desire to modify certain terms and conditions set forth in the Original Agreement, and to set forth all of the terms and conditions, as of the Effective Date, pursuant to which BMI is willing to grant to FML, and FML is willing to accept, the license and right to use the BMI Technology

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings indicated:

1.1 "**Act**" means the Federal Food Drug and Cosmetic Act and the regulations promulgated there under.

1.2 "**Affiliate or Affiliates**" shall mean any corporation, subsidiary or other business entity that during the term of this Agreement controls, is controlled by, or is under common control with a Party, but only for so long as such entity controls, is controlled by, or is under common control with that Party. For this purpose, control shall mean the possession of the power to direct or cause the direction of the management and the policies of an entity whether through ownership directly or indirectly of fifty percent (50%) or more of the stock entitled to vote, and for non-stock organizations, the right to receive fifty percent (50%) or more of the profits by contract or otherwise, or in countries where control of fifty percent (50%) or more of such rights is not permitted in the country where such entity exists, the maximum permitted in such country.

1.3 "**Applicable Law(s)**" means the Act, regulations and all other applicable laws, rules, regulations and guidelines that apply to the import, export, development, marketing, distribution or sale of the Products in any particular country or the performance of either Party's obligations under this Agreement, to the extent applicable and relevant, and including all current Good Manufacturing Practices ("GMP") or current Good Clinical Practices ("GCP") standards or

similar guidelines promulgated by the competent authorities, as well as U.S. export control laws and the U.S. Foreign Corrupt Practices Act.

1.4 "**Agreement**" means this Amended and Restated License Agreement.

1.5 "**BMI Know-How**" means any and all know-how, trade secrets, inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, protocols, any and all pre-clinical and clinical data, and information, whether or not patentable, which are not generally publicly known, including but not limited to any and all chemical, biochemical, toxicological, and scientific research information, whether in written, graphic or video form or any other form or format and related Improvements that BMI and or its Affiliates (other than FML) either owns or controls, specific to the direct measurement of conductance or impedance taken at pairs of points at or on the skin or which is used to record, evaluate the recording, or facilitate such measurements and any and all improvements that are used and or useful in the development, manufacture, marketing, promotion, distribution, sale and/or commercialization of Products in the Field.

1.6 "**BMI Patents**" shall mean the patents pending and applications listed in Schedule 1.6, and related Improvements as well as any and all patents that may be granted to BMI or its Affiliates based upon such patents pending and applications, and all reissues, reexaminations and extensions thereof, as well as any future patents granted to and or Controlled by BMI or its Affiliates (other than FML) specific to the direct measurement of conductance or impedance taken at pairs of points at or on the skin or which is used to record, evaluate the recording, or facilitate such measurements that are used or useful in the development, manufacture, marketing, promotion, distribution, sale and/or commercialization of Products in the Field. The foregoing also includes all divisions, renewals, continuations, provisional patents, and continuations-in-part of the foregoing.

1.7 "**BMI Trade Secrets**" means any and all trade secrets and related Improvements that BMI and or its Affiliates (other than FML) either owns or controls, specific to the direct measurement of conductance or impedance taken at pairs of points at or on the skin or which is used to record, evaluate the recording, or facilitate such measurements and any and all improvements thereto that are used and or useful in the development, manufacture, marketing, promotion, distribution, sale and/or commercialization of Products in the Field.

1.8 "**BMI Technology**" means the BMI Patents, the BMI Know-How, and BMI Trade Secrets or other intellectual property related to, or used and useful in the development, manufacture, sale and maintenance of a device that BMI and or its Affiliates (other than FML) either owns or Controls, specific to the direct measurement of conductance or impedance taken at pairs of points at or on the skin or which is used to record, evaluate the recording, or facilitate such measurements and any and all improvements thereto that are used and or useful in the development, manufacture, marketing, promotion, distribution, sale and/or commercialization of Products in the Field.

1.9 "**Business Day**" means any day other than Saturday or Sunday and any day other than a day on which banks in Salt Lake City, Utah, are required or authorized to be closed.

1.10 "**Competent Authorities**" means collectively the entities in each country responsible for the regulation of medical products, services and/or devices intended for human use, including without limitation the FDA, or any other successor entities thereto.

1.11 "**Confidential Information**" means any and all proprietary or non-public information whether originating, owned or maintained at BMI or at FML relating to any trade secret, device technology or market, clinical or scientific data, books and records, process, method, product, research project, work in process, future development, strategy or engineering matter, manufacturing, marketing or sales, business plan, financial or personnel matter relating to the disclosing Party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form. Confidential Information shall not include any information which the receiving Party can prove by competent evidence:

1.11.1 is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available;

1.11.2 is known by the receiving Party at the time of receiving such information, as evidenced by its written records maintained in the ordinary course of business;

1.11.3 is hereafter furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure;

1.11.4 is independently developed by the receiving Party, as evidenced by its written records, without knowledge of, and without the aid, application or use of, the disclosing Party's Confidential Information; or

1.11.5 is the subject of a written permission to disclose provided by the disclosing Party.

1.12 "**Control**" means the possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.13 "**Device**" has the meaning set forth in Section 3.1 below.

1.14 "**Field**" shall mean the world-wide market for medical devices for human use which are promoted, marketed or sold or intended to be promoted, marketed or sold by: (i) making of clinically substantiated medical claims pertaining to the device's utility for diagnosing, screening, and/or curing cancer; or (ii) obtaining the requisite approval of one or more Competent Authorities under the laws of any specific country or group of countries for the diagnosing, screening, or curing of cancer. If a specific country or group of countries does not require the approval of a Competent Authority prior to making medical claims regarding the medical device's utility for diagnosing, screening, and/or curing cancer, the market(s) within such country or group of countries will be included in the Field if the device is marketed, promoted or sold or intended to be marketed, promoted or sold in that country or group of countries by making clinically substantiated medical claims pertaining to the device's utility for diagnosing, screening and/or curing any disease or medical condition. In addition to the foregoing definition and, subject to the provisions of Section 2.1 below, the Parties agree that, upon the written notification by FML to BMI during the term of this Agreement, the definition of

"Field" may be expanded to address the diagnosis, screening and curing of up to two additional categories of medical conditions other than cancer, consistent with the provisions of Sections 1.14 (i) and (ii) above. Any such written notice shall reference this Section 1.14 and shall specifically identify the additional medical conditions which may be addressed within the Field

1.15 "**First Commercial Sale**" means the first revenue actually received by FML or any of its Affiliates (other than BMI) or Sublicensees from the sale, use, consumption or resale of Product(s), from licensing of BMI Technology or for services dependent in whole or in part upon the operation or use of Product(s) by FML or its Affiliates (other than BMI) or Sublicensees in a given country. First Commercial Sale shall exclude the receipt of revenues received for and in connection with research whose principal aim is to enable a sublicense or license transaction involving BMI Technology to the extent that such revenue solely offsets the cost of research of FML, its Affiliates (other than BMI) or its Sublicensees.

1.16 "**Governmental Approval(s)**" means any and all permits, licenses and authorizations, including Marketing Authorizations required by any Competent Authority as a prerequisite to the development, manufacturing, packaging, marketing and selling of the Product in any country or local area.

1.17 "**Improvements**" means any and all developments, enhancements, modifications, inventions or discoveries in the Field relating to the BMI Technology that are developed, created or acquired by BMI, whether patentable or not, and shall include, but not be limited to, developments, inventions or discoveries intended to enhance the safety or efficacy of the BMI Technology and all intellectual property rights related thereto, in each case limited to the Field. Improvements shall include Maintenance Improvements, Innovation Improvements and Relevant Improvements.

1.17.1 "Maintenance Improvements" means all Improvements required to fix, maintain or repair Products or BMI Technology to perform in a manner consistent with current Product documentation or to operate safely during the term of this Agreement, including but not limited to firmware, flash codes, configuration settings, hardware, and software.

1.17.2 " Innovation Improvements" means all Improvements that are not Maintenance Improvements that are intended to enhance the operation, efficiency, engineered cost or performance of Products or BMI Technology, and are undertaken prior to the fourth anniversary of the Effective Date or the first approval of a Product by a Competent Authority, whichever comes first.

1.17.3 "Relevant Improvements" means all significant Improvements that are not Maintenance Improvements or Innovation Improvements that are intended to significantly enhance the operation, efficiency, engineered cost or performance of Products or BMI Technology.

1.18 "**Marketing Authorization**" means all approvals issued by a Competent Authority, including Pricing and Reimbursement Approvals, where applicable, that are necessary to allow the Products to be marketed and sold in a particular country, group of countries or jurisdiction of the Competent Authority.

1.19 "**Net Sales**" shall be determined using the accrual basis of accounting in accordance with generally accepted accounting principles in the United States, applied in a manner consistent with FML's customary accounting practices, and means the actual gross revenues generated through any use of the BMI Technology for use, for consumption or resale of Product(s), for licensing of the BMI Technology or for services wholly or partially dependent upon the operation or use of the Product(s) or the BMI Technology or any derivative or improvement thereof, including any revenue from consulting or interpretive services, net of the excluded items identified in subsections 1.18.1 through 1.18.8 below. Net Sales shall be deemed to occur when FML, its Affiliates (other than BMI) or Sublicensees receive the funds related to the applicable use, sale, licensing, services or other transaction. Net Sales by FML or its Affiliates (other than BMI), Sublicensees, distributors, or other agents to Third Parties, shall exclude the following:

1.19.1 actual transportation charges, including insurance, paid by the selling Party;

1.19.2 import, export, sales, use and excise taxes, tariffs and duties paid or allowed by a selling party and any other governmental charges imposed upon the importation, use or sale of the BMI Technology;

1.19.3 normal and customary (a) quantity discounts (including volume or formulary or other positioning discounts paid or credited to any wholesaler, purchaser or Third Party payor or other contractee as a result of a contractual arrangement specific to the BMI Technology), (b) cash discounts (including discounts for prompt payment), and (c) trade promotional allowances, credits, coupon redemptions and other trade development funds, in each case of (a), (b), or (c), in the ordinary course of a business;

1.19.4 discounts (including retroactive price reductions or a statutorily required reimbursement) mandated by or granted in response to local, state, provincial or federal law or regulation;

1.19.5 allowances or credits to customers on account of recalls, rejection or return (including for spoiled, damaged and outdated goods) in the ordinary course of business;

1.19.6 rebates paid or credited to any government or agency or any Third Party payor, administrator or contractee;

1.19.7 wholesaler charge-backs allowed and taken in amounts customary in the trade; and

1.19.8 third party funds received by FML, its Affiliates (other than BMI) or Sublicensees in connection with research whose principal aim is to enable or facilitate a sublicense or other license transaction involving BMI Technology, to the extent that such revenue solely offsets FML's, its Affiliates' (other than BMI) or Sublicensees' cost of research.

1.20 "**Patent**" means any and all rights under patents and patent applications, and any and all patents issuing therefrom (including utility, model and design patents and certificates of invention), together with any and all substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, divisionals, continuations, continuations-in-

part, re-examinations, renewals and foreign counterparts of the foregoing and all improvements, supplements, modifications or additions.

1.21 "**Pricing and Reimbursement Approvals**" means any pricing and reimbursement approvals that must be obtained before placing the Product or service derivative of such Product on the market in any country in which such approval is required.

1.22 "**Principal Shareholder**" means, with respect to BMI, a shareholder of BMI or one of its Affiliates (other than FML) who owns more than twenty percent (20%) of the voting capital stock of such entity or, with respect to FML, a shareholder of FML or one of its Affiliates (other than BMI) who owns more than twenty percent (20%) of the voting capital stock of such entity

1.23 "**Product or Products**" shall mean those medical devices, services, trainings and peripherals that are based upon or utilize, in whole or in part, the BMI Technology, or otherwise would, but for the licenses granted in this Agreement, infringe any Valid Claim of a BMI Patent or infringe any claim under a pending BMI Patent that has not been rejected or disallowed, on a country-by-country basis. "Products" shall include, without limitation, BMI's Vantage™, MSA Pro™ and Epic™ products and all associated software, whether in part or in whole that is part of the BMI Technology. Devices or services which do not utilize or depend, in whole or in part, upon BMI Technology in whole or in part are specifically excluded from the definition of "Product or Products."

1.24 "**Royalty Term**" means the period of time commencing on the date of the First Commercial Sale and ending on the date that FML is no longer utilizing any form, in whole or in part, of the BMI Technology to develop, market or sell its products or generate revenue.

1.25 "**Sublicensee**" shall mean any Party to whom FML grants the right to use, manufacture, import, offer for sale, and/or sell devices using BMI Technology.

1.26 "**Third Party**" means any entity other than FML or BMI or an Affiliate of FML or BMI.

1.27 "**Valid Claim(s)**" shall mean a claim of an issued and unexpired BMI Patent, which has not been held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction and has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise; provided, however, that if any holding of invalidity, unenforceability or unpatentability is later reversed by a court or agency with overriding authority, the relevant claim shall be reinstated as a Valid Claim hereunder with respect to sales made after the date of such reversal.

ARTICLE 2.

INTELLECTUAL PROPERTY AND GRANTS OF RIGHTS

2.1 BMI License Grant. On the terms and subject to the conditions set forth in this Agreement, BMI grants FML an exclusive, worldwide, royalty-bearing license, under BMI's entire interest in and to the BMI Technology, to make, have made, use, import, have imported, sell, offer for sale, manufacture and otherwise exploit and distribute the BMI Technology, all solely within the Field; and to utilize the BMI Technology to modify existing Products and

develop additional Products for use and sale within the Field. Notwithstanding the foregoing, nothing in this Agreement is intended to exclude BMI from any activities in the field of medicine, so long as the activities undertaken by BMI do not require Class III PMA approval of the U.S. Food and Drug Administration (or the equivalent Governmental Approval of an equivalent governmental agency in any country other than the United States of America), as contemplated by the U.S. Food and Drug Administration as of the Effective Date.

2.2 Delivery of Existing BMI Technology. Upon execution of this Agreement, BMI shall, with the supportive assistance of FML, promptly deliver to FML a copy of all tangible materials and related documentation in BMI's possession or control that are necessary or useful to FML's use and exploitation of the BMI Technology and the Products in the Field. Where information that is useful or necessary to FML's use and exploitation of the BMI Technology is not available in written or electronic form, BMI shall undertake reasonable efforts, together with FML's supportive assistance, to prepare such information. The deliveries shall designate relevant from obsolete and superfluous BMI Technology information and include, in a form suitable for normal business operations, including design, manufacturing, test, installation and maintenance, the following:

2.2.1 Written or electronic files describing Know-How and existing or potential Improvements related to the BMI Technology, Device specifications, including drawings, composition and formulation, component specifications, and software specifications;

2.2.2 Software source code, executable code, firmware and non-commercially available software required to develop, maintain and test device software and firmware components;

2.2.3 Production process specifications including the appropriate equipment specifications, production methods, procedures, and environment specifications;

2.2.4 Quality assurance procedures and specifications including acceptance criteria and the quality assurance equipment to be used;

2.2.5 Packaging and labeling specifications, including methods and processes used;

2.2.6 Where applicable, installation, maintenance, and servicing procedures and methods;

2.2.7 FDA regulatory filings;

2.2.8 Quality audit findings including ISO 9000 audit findings;

2.2.9 Vantage Device information in the configuration current as of the Effective Date, and consistent with the delivery of BMI's Vantage Device as of the Effective Date;

2.2.10 On an annual basis, documentation listed in this Section 2.2 that describes the current version of the Vantage Device, including the procedures and processes required to procure parts, and manufacture, test, install and maintain the Vantage Device; provided, however, that BMI's obligations under this subsection 2.2.10 shall terminate upon the first to occur of (i) the date that FML receives market approval from a

Competent Authority for any Product, (ii) the expiration of the Royalty Term, or BMI's termination of the Vantage product life cycle.

2.3 New Patents and Product Developments.

2.3.1 Notification of Patents. During the term of this Agreement, BMI and FML shall promptly notify the other Party of any additional Patents applied for and Patents received by such Party or its Affiliates; provided, however, that, except as otherwise expressly set forth in this Agreement, FML shall have no obligation to notify BMI of Patents applied for or received by BMI, nor shall BMI have any obligation to notify FML of Patents applied for or received by FML. Neither Party has any obligation to license any Patents or other technology that is not defined herein to the other Party, except as may be mutually agreed upon by the Parties in writing. Neither Party is required to provide more than a brief abstract of the topic addressed by such patent applications.

2.3.2 New Product Developments – Maintenance Improvements. During the term of this Agreement, BMI shall promptly notify FML of, and deliver to FML, any Maintenance Improvements, including supporting BMI Know-How, BMI Patents issued or applied for or BMI Trade Secrets, and that (i) are embedded or merged within the Products, or (ii) correct any malfunction, problem, or deficiency within the Products. Such Maintenance Improvements shall automatically be deemed BMI Technology and licensed to FML pursuant to the terms of this Agreement.

2.3.3 New Product Developments – Innovation Improvements. During the period commencing on the Effective Date and continuing until fourth anniversary of the Effective Date or the first approval of a Product by a Competent Authority, whichever comes first, BMI shall promptly notify FML of, and deliver to FML, any Innovation Improvements.

2.3.4 New Product Developments – Relevant Improvements. During the term of this Agreement, BMI shall notify FML in a timely manner of any Relevant Improvements to the BMI Technology that are specific to the scope of this Agreement. There shall be no obligation for BMI to license Relevant Improvements to FML or for FML to license Relevant Improvements from BMI.

2.4 Ownership. FML acknowledges that as between the Parties, BMI shall own all right, title and interest in and to the BMI Technology. FML agrees that it shall do nothing inconsistent with BMI's ownership of the BMI Technology, including, without limitation, any attack on the validity of the BMI Patents or BMI's title thereto. FML acknowledges that it shall have no right, title or interest in or to the BMI Technology except to the extent set forth in the license granted to FML under this Agreement. BMI reserves all rights to use the BMI Technology in any market outside of the Field. Subject to the terms or conditions of this Agreement, each Party expressly acknowledges and agrees that it shall have no right, license or any other interest in the intellectual property or technology of the other Party.

2.5 Sublicenses. FML may grant and authorize sublicenses within the scope of the licenses granted to FML pursuant to this Agreement, provided (a) each such Sublicensee shall agree in writing to be bound by terms and conditions not inconsistent with, and no less protective of

BMI's rights than, the terms and conditions hereof and (b) within thirty (30) days of the grant of each such sublicense, FML shall notify BMI of such grant and provide to BMI a copy of the applicable sublicense agreement and all other documentation setting forth the principal terms and conditions of the sublicense..

2.6 Modifications by FML. If FML independently develops or creates (or has developed or created) any modifications of a Product or derivative work of the BMI Technology, including any improvements and additions to and new versions of the BMI Technology, without participation from BMI, such modifications and derivative works (together with all related intellectual property rights) shall be solely owned by FML, subject to BMI's interest in the underlying BMI Technology, and subject to royalty payment obligations under this Agreement if the resulting product is within the scope of the definition of "Product" set forth above. The limitation of the license of the BMI Technology to the Field shall not preclude FML from developing hereunder or otherwise acquiring or licensing add-ons or other technology outside of the scope of the Field and including such technology in a Product, so long as the BMI Technology itself is used only within the Field.

2.7 No Control. Except as may be expressly set forth in this Agreement, BMI will not, under the provisions of this Agreement or otherwise, have any direct or indirect control over the manner in which FML, its Affiliates (other than BMI) or Sublicensees, or those operating on BMI's behalf, use the BMI Technology and distribute the Products within the Field. This Agreement shall not be construed to limit FML's right to develop, license or purchase other technology or products for use, distribution and sale within the Field.

2.8 Private Labeling of Products. FML shall have the right to market, distribute and sell Products under trademarks chosen by FML. The foregoing includes, without limitation, FML rebranding and selling the current Products under its own trademark(s).

2.9 Covenant Not to Compete.

2.9.1 The Parties, for themselves and their respective Affiliates (including, without limitation, their respective Principal Shareholders) and officers, hereby covenant and agree that during the term of this Agreement and for a period of twelve (12) months thereafter, they will not, directly or indirectly, develop, market or sell, or assist in the development, marketing or sale of, any products that compete with the other Party's products (a "Competitive Product"); including, without limitation, providing consultative services, owning, managing, operating, participating in, controlling, or being connected as a majority stockholder, partner, or otherwise with any business, individual or entity that creates, develops or markets a Competitive Product, within the United States or any other geographic area in the world where the other Party is doing business or has plans to do business, subject to the exception set forth in Section 2.10.4 below. Notwithstanding the foregoing sentence, FML makes no covenant, agreement or representation on behalf of BMI and BMI makes no covenant, agreement or representation on behalf of FML. The Parties acknowledge that the worldwide geographic scope of this covenant is reasonably necessary to protect the Parties' respective interests, and that the Parties currently have plans to pursue marketing the Products in foreign countries and markets within the foreseeable future.

2.9.2 Non-Solicitation Covenant. The Parties, for themselves and their respective Affiliates (including, without limitation, their respective Principal Shareholders) and officers, covenant and agree that during the term of this Agreement and for a period of twelve (12) months thereafter, they will not do anything, directly or indirectly, which would (i) solicit away from the other Party or otherwise tend to divert from the other Party any business with a customer or potential customer; including, without limitation, by providing customers' or potential customers' names, contacts or business information to a competitor of the other Party; or (ii) solicit, recruit, hire or otherwise cause any employee of the other Party to cease providing services for the other Party. Notwithstanding the foregoing sentence, FML makes no covenant, agreement or representation on behalf of BMI and BMI makes no covenant, agreement or representation on behalf of FML.

2.9.3 Acknowledgements; Injunctive Relief. The Parties, for themselves and their Affiliates and officers, and each Principal Shareholder, hereby acknowledge and agree that (i) substantial and valuable goodwill will be developed through the Parties' efforts with respect to the business of selling the Products, which is intended to be protected, in part, by this Section 2.10; (ii) each Party has a legitimate business purpose in requiring the other Party and its Affiliates, officers and Principal Shareholders to abide by the restrictive covenants contained in this Section 2.10; (iii) the restrictions contained herein are reasonably necessary given the Parties', their Affiliates' and officers' and the Principal Shareholders' knowledge of the Products; and (iv) competition by one Party or its Affiliates, officers or Principal Shareholders with the Products of the other Party would severely injure the second Party, and monetary damages would be difficult if not impossible to ascertain. In light of the foregoing and the consideration given by each Party to the other Party under this Agreement, each of the Parties and its Principal Shareholders specifically agree that in the event they violate any of the provisions of this Section 2.10, irreparable harm will occur and thus shall be presumed and the non-violating Party shall be entitled to an immediate injunction from any court of competent jurisdiction, in addition to any monetary damages or other relief that may be available at law or in equity. Each of the Parties and its Principal Shareholders specifically release the other Party and its Affiliates, officers and Principal Shareholders from the requirement of posting any bond or security in connection with temporary or interlocutory injunctive relief, to the extent permitted by law. Each of the Parties and its Principal Shareholders covenant and agree not to argue in any claim or proceeding that the other Party has an adequate remedy at law with respect to any breach of this covenant. . Notwithstanding the foregoing provisions of this subsection, FML makes no covenant, agreement or representation on behalf of BMI and BMI makes no covenant, agreement or representation on behalf of FML.

2.9.4 Investment in Competing Businesses. Notwithstanding anything to the contrary in this Agreement, the Parties hereby acknowledge and agree that nothing in Section 2.10.1 above shall prevent or prohibit a Principal Shareholder from owning two percent (2%) or less of the stock or other ownership interests in any business or entity, or any division or other portion of any business or entity, which derives sales or revenues from the commercialization, sale or importing of a Competitive Product. If a Principal Shareholder inadvertently acquires more than two percent (2%) of the ownership

interests in any such business or entity, then upon discovery of the excess ownership interest the Principal Shareholder shall promptly sell or transfer the excess ownership interest in such business or portion of such business on reasonable commercial terms and conditions until the Principal Shareholder owns two percent (2%) or less of the business.

2.9.5 Severability. In the event that any restriction or term herein is deemed to be unreasonable or invalid by a court of competent jurisdiction, then it is agreed that such court shall reduce or modify such term to the minimum extent necessary to make it reasonable, valid and enforceable in the applicable jurisdiction of such court. If such term cannot be so reduced or modified, it shall be severed and all other terms and restrictions of this Agreement shall remain in full force and effect and shall be interpreted in such a way as to give maximum validity and enforceability to this Agreement. Sections 2.9.1 and 2.9.2 are intended to be construed as a series of separate covenants, one for each city, county, state, country or geographic area in which FML does or intends or attempts to do business. Except for geographic coverage, each such separate covenant shall be deemed identical in terms.

ARTICLE 3.

MANUFACTURING, TRAINING AND SUPPLY

3.1 Initial Supply. BMI agrees to manufacture and deliver 10 fully assembled Vantiage devices (the "Devices") with Epic probes and related software at BMI's cost. In addition, the software delivered initially in connection with this Agreement shall be adapted to FML's reasonable specification, consistent with BMI's current FML software version, and converted to be compatible with Delphi™ 2005 programming suite at no charge to FML. Initial supply of the Devices shall not include display screen, monitor, keyboard, or mouse.

3.2 Training. BMI agrees to train at no charge up to a total of five (5) FML personnel to assemble, test, diagnose, calibrate, package, ship, repair and use the Devices.

3.3 Access to Suppliers. BMI agrees FML will be introduced to and have full access to all of BMI Device purchase part suppliers, software developers, software tool providers, assembly suppliers, design drawing suppliers without qualification, additional costs or constraints. The above access is to include all parts that are included in BMI drawings and/or specification for the Devices.

3.4 Validation and Verification. BMI and FML to jointly validate and verify all process and procedures used to manufacture the Devices. The verification will include any or all components in possession of BMI which are necessary to complete a device master record required for FML development of the Devices.

3.5 Design and Control. It is agreed that FML be allowed to establish and maintain design control of the FML version of the Devices.

3.6 Notification. BMI agrees to supply to FML the Device configuration upon the Effective Date, and to notify FML of any and all material parts, design, software and configuration

changes to any ordered or delivered Devices within 15 days of such change until the first to occur of (i) FML's receipt of marketing approval for any Product, or (ii) the fourth anniversary of the Effective Date.

3.7 Ongoing Supply. BMI agree to supply the Devices, together with current documentation if changed from the last delivery of the Devices, in BMI's current configuration, to FML for BMI's direct bill of material cost, which includes the direct costs of parts only, plus a $1,500 fee, which fee shall increase annually by the amount of change in the PPI index of that year. Bill of materials cost is to be paid at the time of order with the balance paid upon delivery. FOB BioMeridian delivery of Product(s) shall be no worse than that currently extended to BMI's best customers and in no case greater than 12 weeks.

ARTICLE 4.

PAYMENTS, REPORTS AND DEVELOPMENT

4.1 Royalties. During the Royalty Term, FML shall pay to BMI a royalty based on the aggregate worldwide Net Sales during each calendar year in an amount equal to seven percent (7%) of Net Sales, up to $50 million in annual Net Sales, six percent (6%) of Net Sales from $50 million to $200 million in annual Net Sales, and five percent (5%) of Net Sales above $200 million in annual Net Sales. If BMI has no valid patent(s) or patent(s)-pending claims with respect to the BMI Technology in any country where Net Sales are generated, the royalty rate applicable to Net Sales in that country will be reduced by two percent (2%) during the period that BMI has no patents or patent-related claims with respect to the BMI Technology in that country.

4.2 Royalty Reports and Payments. After the First Commercial Sale by FML, its Affiliates (other than BMI) or Sublicensees of any Product, FML shall make quarterly written reports to BMI within forty-five (45) days after the end of each calendar quarter, stating in each such report the country, number, description, and aggregate Net Sales attributable to such calendar quarter. Simultaneously with the delivery of each such report, FML shall pay to BMI the royalties, if any, due to BMI for the period of such report. If no royalties are due, FML shall so report.

4.3 Taxes and Duties. All taxes and/or duties levied on account of the payments accruing to either Party (the "Receiving Party") or shipment made by either Party under this Agreement shall be paid by the receiving or shipping Party for its own account, including taxes levied thereon as income to the receiving Party. If provision is made under applicable laws for withholding, such tax shall be deducted from the payment made by the other Party paid to the proper taxing authority and a receipt of payment of the tax secured and promptly delivered to the receiving party. Each Party agrees to assist the other Party in claiming exemption from such deductions or withholdings under any double taxation or similar agreement or treaty from time to time in force.

4.4 Payment Method. Unless otherwise set forth herein, all amounts payable under this Agreement shall be made by wire transfer or check drawn on a United States bank account and delivered to BMI at the address set forth in Section 11.4 or such other business address as BMI may designate in writing. All payments hereunder shall be made in U.S. dollars. Any payments that are not paid on the date such payments are due under this Agreement shall bear interest, to the extent permitted by applicable law, at the prime rate as reported by the Chase Manhattan

Bank, New York, New York, on the date such payment is due calculated on the number of days such payment is delinquent.

4.5 Currency Conversion. If any currency conversion shall be required in connection with the calculation of royalties hereunder, such conversion shall be made using the selling exchange rate for conversion of the foreign currency into U.S. dollars, quoted for current transactions reported in The Wall Street Journal, on the last day of the calendar quarter to which such payment pertains.

4.6 Inspection of Books and Records. FML shall maintain accurate books and records to enable BMI to verify (a) the calculation of royalties payable hereunder and (b) FML's payment of the "Development Payments" defined in Section 4.8 below. FML shall retain the books and records for each quarterly period for three (3) years after the conclusion of the applicable calendar year. Upon thirty (30) days prior notice to FML, independent accountants selected by BMI, reasonably acceptable to FML, after entering into a confidentiality agreement with FML, in a reasonable form acceptable to FML and BMI, may have access to the books and records of FML to conduct a review or audit once per calendar year, for the sole purpose of verifying the accuracy of FML's payments and compliance with this Agreement. Such access shall be permitted during FML's normal business hours during the term of this Agreement. Any such inspection or audit shall be at BMI's expense, unless the inspection or audit shows an underpayment of five percent (5%) or more in the royalty or development payments owed under this Agreement by FML during any calendar quarter being audited, in which case FML shall bear the costs of such inspection or audit. In the event FML does not agree with the conclusions of such accounting report (whether such payments were underpaid or overpaid), then FML shall notify BMI within thirty (30) days after receipt of BMI's accountant's report. Thereafter, the Parties shall use reasonable, good faith efforts to discuss and resolve their differences, for a period of not less than thirty (30) days. If the Parties have undertaken such good faith efforts to discuss and resolve their differences for a period of not less than thirty (30) days and a Party determines that a resolution is not achievable, such Party may request, and both Parties shall submit the dispute to binding arbitration, conducted in Salt Lake City, Utah, pursuant to the rules of the American Arbitration Association.

4.7 Effect of Invalidity of Patents. BMI shall timely send to FML, at the address indicated herein, a copy of all correspondence received by BMI from the U.S. Patent and Trademark Office, as well as comparable patent regulatory offices of other countries, with respect to the BMI Patents. If BMI fails to send to FML a copy of any such correspondence within ten (10) Business Days of BMI's receipt thereof and such correspondence is material to FML's rights under this Agreement, BMI shall pay to FML a penalty in the amount of Twenty Five Thousand Dollars ($25,000) for each five Business Days thereafter during which BMI delays in sending such copy; *provided, however,* that the maximum amount payable by BMI to FML pursuant to this Section 4.7 for each violation of this Section 4.7 shall not exceed Fifty Thousand Dollars ($50,000).

4.8 Development Payments. During the term of this Agreement, FML shall develop the BMI Technology in order to market, sell, license or sublicense Products or otherwise exploit or distribute the BMI Technology in transactions which generate royalties payable to BMI under this Agreement. FML agrees that the aggregate amount spent by FML, on a worldwide basis, to develop the BMI Technology pursuant to this Section 4.9 (the "Development Payments") will be

not less than One Million Dollars ($1,000,000) for the two-year period ending January 31, 2008, not less than Two Million Dollars ($2,000,000) for the two-year period ending January 31, 2010, not less than Three Million Dollars ($3,000,000) for each of the two-year periods ending January 31, 2012 and January 31, 2014. The calculation of the amount of the Development Payments shall not include any amounts paid for overhead which is not primarily related to the development of the BMI Technology or amounts constituting general operating expenses of FML, but shall include any research and development expenses and sublicense fees actually paid by FML for the specific purpose of developing the BMI Technology in order to market, sell, license or sublicense Products or otherwise exploit or distribute the BMI Technology in transactions which generate royalties payable under this Agreement.

ARTICLE 5.

TERM AND TERMINATION

5.1 Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided herein, shall continue in full force and effect until the expiration or termination of the Royalty Term.

5.2 Termination for Cause. If either Party materially breaches this Agreement, the nonbreaching Party shall give the breaching Party written notice describing the alleged breach. If the breaching Party has not cured such breach within sixty (60) days after receipt of such notice, the notifying Party will be entitled, in addition to any other rights it may have under this Agreement, to terminate this Agreement effective immediately upon written notice; provided, however, if either Party receives notification from the other of a material breach and if the Party alleged to be in breach notifies the nonbreaching Party in writing within thirty (30) days of receipt of default notice that it disputes the asserted default, the Parties shall discuss in good faith and attempt to resolve such dispute. If the Parties are unable to resolve such dispute within thirty (30) days after notice of the dispute is received by the nonbreaching Party, the matter will be submitted to a court of law. No termination that is disputed by the Parties shall become effective unless approved by such court of law.

5.3 Effect of Termination.

5.3.1 Accrued Rights and Obligations. Termination of this Agreement for any reason shall not release any Party hereto from any liability supported by reasonable evidence of the same which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination (including the payment of any accrued but unpaid royalties, fees or other payments), nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.

5.3.2 Return of Confidential Information. Upon any termination of this Agreement, each Party shall promptly return to the other Party all Confidential Information received from the other Party (except one copy which may be retained for archival purposes).

5.3.3 Sell-off Rights. In the event this Agreement is terminated in its entirety for any reason prior to expiration of the Royalty Term, FML and its Sublicensees shall have the

right to sell or otherwise dispose of the stock of any Products then on hand, including partially completed Products. Additionally, FML shall have the right to continue developing, making, distributing and selling Products as necessary to meet any existing contractual obligations with any Sublicensees or any other Third Parties, for a period of up to twelve (24) months following termination. All post-termination distributions of Products by FML are subject to the royalty payment obligations under Section 4 of this Agreement, which shall survive for such purposes.

5.3.4 Licenses. Except as set forth in Sections 5.3.3 and 5.5, upon termination of this Agreement, all licenses granted by BMI to FML herein shall terminate.

5.4 Survival. In addition to where it is so stated, Articles 1, 6, 8 and 11; and Sections 2.4, 2.6, 4.4 and 5.3 shall survive expiration or termination of this Agreement for any reason.

ARTICLE 6.

CONFIDENTIALITY

6.1 Confidential Information. Except as expressly provided in this Agreement, neither Party shall use for its own benefit or the benefit of any Third Party, or disclose to any Third Party, any Confidential Information received from the other Party hereto. In addition, either Party may disclose Confidential Information of the other (a) to its legal representatives, employees and Affiliates, and legal representatives and employees of Affiliates, consultants and Sublicensees, to the extent such disclosure is reasonably necessary to achieve the purposes of this Agreement, and provided such representatives, employees, consultants and Sublicensees have agreed in writing to obligations of confidentiality with respect to such information no less stringent than those set forth herein; (b) in connection with the filing and support of Patent applications; (c) as reasonably required in the course of a private financing or sale of such Party; (d) or if disclosure is compelled to be disclosed by a court order or applicable law or regulation, provided that the Party compelled to make such disclosure (i) requests confidential treatment of such information, (ii) provides the other Party with sufficient advance notice of the compelled disclosure to provide adequate time to seek a protective order, and (iii) discloses only the minimum necessary to comply with the requirement to disclose. Notwithstanding the foregoing, (y) FML Confidential Information relating to any FML clinical trials, including data, protocols or conclusions, whether past, current or future shall not to be disclosed by BMI to BMI customers, partners or co-marketing groups without FML's prior written consent and (z) data with respect to the Vantage/Epic accuracy and repeatability study conducted in March 2006 on BMI specific points shall not constitute Confidential Information.

6.2 Publicity Review. The Parties agree that no public announcement of the execution of this Agreement shall occur.

6.3 Publications. Subject to the provisions of Section 6.1 above, FML may publish results of research performed using BMI Technology.

ARTICLE 7.

PATENT PROSECUTION, ENFORCEMENT AND DEFENSE

7.1 Patent Prosecution. The Parties acknowledge the importance of pursuing Patents for the BMI Technology that are applicable to this Agreement. With respect to each opportunity discovered by BMI for pursuing a Patent on any BMI Technology within the Field in any country during the term of this Agreement, BMI shall, on a timely basis, elect one of the following: (i) BMI may pursue the Patent at its own expense; (ii) BMI may grant FML the option and right to pursue the Patent at FML's sole expense; provided that FML may offset such expenses against any current or potential future royalty payments due under Article 4; or (iii) if FML believes that any such Patent opportunity may be lost or jeopardized, it may request BMI to elect one of the foregoing within ten (10) Business Days, and BMI shall comply with such request. If BMI fails to respond to such a request, BMI shall have been deemed to grant FML rights to pursue patenting of such discovery as noted in section (ii) above. BMI shall consult regularly with FML and endeavor to provide FML a meaningful opportunity to review and participate in all decisions regarding the filing, prosecution and maintenance of the BMI Patents. Nothing in the foregoing shall be construed to restrict, bind, or prohibit either Party's rights to seek patents for opportunities either Party discovers outside of the scope of this Agreement.

7.1.1 Extension of Patent Term. FML shall have the right, upon consultation with BMI and election by BMI not to take the actions described to extend the lives of the BMI Patents, to the extent permitted by any other law or regulation by, among other things, applying for supplemental protection certificates. BMI agrees to execute and deliver, at FML's expense, such further authorizations and instruments and to take such further actions as may be reasonably requested by FML to implement the foregoing.

7.1.2 Notification. BMI shall notify FML in a timely manner of any decision to abandon a pending patent application for or an issued BMI Licensed Patent. Thereafter, FML shall have the option of continuing, at its expense, to prosecute any such pending patent application or to keep such issued BMI Licensed Patent in force. If FML elects to continue such prosecution or maintenance, BMI shall execute such documents and perform such acts at FML's expense as may be reasonably necessary for FML to so continue such prosecution or maintenance.

7.2 Cooperation. FML shall make available to BMI or its authorized attorneys, agents or representatives, its employees, agents or consultants as necessary or appropriate to enable BMI to file, prosecute and maintain Patent applications for the BMI Technology for a reasonable period of time sufficient for BMI to obtain the assistance it needs from such personnel, at BMI's expense.

7.3 Prosecution of Third Party Infringements. During the Term, each Party shall give prompt notice to the other of any Third Party act that comes to such Party's attention and that may infringe or misappropriate the BMI Technology within the Field, and the Parties shall cooperate with each other to terminate such infringement (if reasonably appropriate, without litigation). If there is any Third Party infringement, BMI shall have the first option to bring any action for such infringement on behalf of itself and FML, and FML shall cooperate fully with BMI in such action; and in such event BMI shall bear the expenses of the action (including costs incurred by

FML in taking any actions at BMI's request) and shall be entitled to retain any and all sums recovered in the action. BMI may settle any such claim so long as the terms of such settlement do not impair FML's rights hereunder or increase the costs to FML hereunder; otherwise, such settlement shall require FML's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

If BMI declines in writing to bring an action for infringement within a reasonable time (not to exceed 180 days) or decides to abandon any such action, and FML's rights within the Field are adversely affected by such infringement, FML may proceed in order to protect its rights. In such event, FML shall bear all expenses of the action (including costs incurred by BMI in taking any actions at FML's request), and shall retain any and all sums recovered in the action, and FML may deduct all costs and expenses in connection with any such actions against any amounts payable to BMI under this Agreement until such costs and expenses are fully recovered by FML, net of any amount recovered in the action. FML may settle any such claim so long as the terms of such settlement do not impair BMI's rights to the BMI Technology or increase the costs to BMI hereunder; otherwise, such settlement shall require BMI's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Alternatively, BMI and FML may agree in writing to share the costs of a particular action and any sums recovered.

7.4 Packaging. FML agrees that all Products marketed, sold or licensed by FML, its Affiliates (other than BMI), or Sublicensees will be marked with the Patent number of any applicable BMI Patents in accordance with each country's patent laws.

ARTICLE 8.

INDEMNIFICATION

8.1 Indemnification by FML. FML shall indemnify, defend and hold harmless BMI and its Affiliates (other than FML), directors, officers, employees and agents from and against any judgments, fees, expenses, or other costs arising from or incidental to any product liability or other Third Party lawsuit, claim, demand or other action (a "Liability") that arises out of or is based upon (a) any misrepresentation or breach of any of the warranties, covenants, obligations or agreements made by FML in this Agreement; or (b) FML's, its Affiliates' (other than BMI), Sublicensees' or agents' use, marketing, promotion, sale or distribution of the BMI Technology or Products. FML's obligations to indemnify BMI hereunder shall not apply to the extent any such Liability arises out of or is based on the: (i) inactions or actions of BMI, its Affiliates (other than FML), Sublicensees, subcontractors or representatives for which BMI is obligated to indemnify FML under Section 8.2; or (ii) the gross negligence or willful misconduct of BMI, its Affiliates (other than FML), Sublicensees, subcontractors, or representatives.

8.2 Indemnification by BMI. BMI shall defend and hold harmless FML and its Affiliates (other than BMI), Sublicensees, directors, officers, agents and employees from and against any Liability that arises out of or is based upon (a) any misrepresentation or breach of any of the warranties, covenants, obligations or agreements made by BMI in this Agreement; (b) any valid claims that the BMI Technology or a Product, solely as a result of the use of BMI Technology therein, or its manufacture (solely as a result of the use of the BMI Technology therein), or the use, marketing, sale, promotion, distribution, manufacture or sale thereof, infringes the Patent, trade secret or proprietary right or any other intellectual property right of a Third Party. BMI's

obligations to indemnify FML hereunder shall not apply to the extent any such Liability arises out of or is based on the: (i) inactions or actions of FML, its Affiliates (other than BMI), Sublicensees or representatives for which FML is obligated to indemnify BMI under Section 8.1; (ii) any modifications made by FML or pursuant to FML's direction and control; (iii) Product trademarks adopted by FML; or (iv) the gross negligence or willful misconduct of FML, its Affiliates (other than BMI), Sublicensees or representatives.

8.3 Prompt Notice Required. No claim for indemnification hereunder shall be valid unless notice of the matter which may give rise to such claim is given in writing by the indemnitee (the "Indemnitee") to the persons against whom indemnification may be sought (the "Indemnitor") as soon as reasonably practicable after such Indemnitee becomes aware of such claim. Such notice shall state that the Indemnitor is required to indemnify the Indemnitee for a Liability and shall specify the amount of Liability, if available, and relevant details thereof. The Indemnitor shall notify the Indemnitee no later than thirty (30) days from such notice of its intention to assume the defense of any such claim. Failure of the Indemnitee to notify the Indemnitor within such notice period shall not relieve the Indemnitor of any liability hereunder, except to the extent the Indemnitor reasonably demonstrates that the defense of such Third Party claim is prejudiced by such failure.

8.4 Indemnitor May Settle. The Indemnitor shall, at its expense, have the right to settle and defend, through counsel reasonably satisfactory to the Indemnitee, any action which may be brought in connection with all matters for which indemnification is available. In such event the Indemnitee of the Liability in question and any successor thereto shall permit the Indemnitor full and free access to its books and records and otherwise fully cooperate with the Indemnitor in connection with such action; provided that the Indemnitee shall have the right to fully participate in such defense at its own expense. The defense by the Indemnitor of any such actions shall not be deemed a waiver by the Indemnitor of its right to assert a claim with respect to the responsibility of the Indemnitor with respect to the Liability in question. The Indemnitor shall have the right to settle or compromise any claim against the Indemnitee without the consent of the Indemnitee, provided that the terms thereof: (a) provide for the unconditional release of the Indemnitee; (b) require the payment of compensatory monetary damages by Indemnitor only; and (c) expressly state that neither the fact of settlement nor the settlement agreement shall constitute, or be construed or interpreted as, an admission by the Indemnitee of any issue, fact, allegation or any other aspect of the claim being settled. No Indemnitee shall pay or voluntarily permit the determination of any liability which is subject to any such action while the Indemnitor is negotiating the settlement thereof or contesting the matter, except with the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnitor fails to give Indemnitee notice of its intention to defend any such action as provided herein, the Indemnitee involved shall have the right to assume the defense thereof with counsel of its choice, at the Indemnitor's expense, and defend, settle or otherwise dispose of such action. With respect to any such action that the Indemnitor shall fail to promptly defend, the Indemnitor shall not thereafter question the liability of the Indemnitor hereunder to the Indemnitee for any Liability (including reasonable counsel fees and other reasonable expenses of defense). If FML is the Indemnitee in such case, FML shall be entitled to deduct its reasonable expenses of defending, settling or otherwise disposing of any such action from any monies due to BMI hereunder. Notwithstanding anything to the contrary in this Section 8.4, the

Indemnitor shall not settle any action by admitting invalidity or unenforceability of a Patent owned or controlled by the Indemnitee without the Indemnitee's prior written consent.

ARTICLE 9.

REPRESENTATIONS AND WARRANTIES

9.1 BMI Representations and Warranties. BMI represents and warrants that: (a) it is a corporation duly organized validly existing and in good standing under the laws of Utah; (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of BMI; (c) this Agreement is a legal and valid obligation binding upon BMI and is enforceable in accordance with its terms; (d) the execution, delivery and performance of this Agreement by BMI does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor to the best of its knowledge violate any Applicable Laws; (e) to BMI's knowledge, BMI is the sole and exclusive owner of all right, title and interest in and to the BMI Patents; (f) BMI has the right to grant the rights and licenses granted herein; (g) the BMI Patents are free and clear of any lien, encumbrance, security interest or restrictions on licensing; (h) BMI has not previously granted, and will not grant during the term of this Agreement, any right, license or interest in or to the BMI Technology, or any portion thereof, inconsistent with the license granted to FML herein; and (i) there are no pending or, to BMI's knowledge, threatened actions, suits, investigations, claims or proceedings in any way relating to the BMI Technology, except as otherwise disclosed in Schedule 9.1 attached hereto.

9.1.1 Patent Proceedings; Infringement. BMI represents and warrants that (a) to the best of its knowledge, no Patent application for a BMI Licensed Patent is the subject of any pending interference, opposition, cancellation or other protest proceeding, (b) to the best of its knowledge, the practice of the BMI Technology in the Field would not infringe the intellectual property rights of any Third Party; (c) to the best of its knowledge, there have been no lapse of any claims within the BMI Patents listed in s Schedule 1.6 in any country; and (d) as of the Effective Date, BMI has not received any notices or communications that the development, manufacture, use, sale, importation or exportation of the BMI Technology would infringe any intellectual property rights of any Third Party.

9.1.2 Debarment. During the Term, neither Party shall utilize any employee, representative, agent, assistant or associate who has been debarred pursuant to the Act in connection with any of the activities to be carried out under this Agreement. Each Party further represents and warrants to the other Party that, to the best of its knowledge, none of the entities, laboratories or clinical sites participating in the clinical studies conducted with respect to the BMI Technology prior to the Effective Date has been debarred.

9.2 FML Representation and Warranties. FML represents and warrants that: (a) it is a corporation duly organized validly existing and in good standing under the laws of the State of Delaware; (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of FML; (c) this Agreement is a legal and valid obligation binding upon FML and is enforceable in accordance with its terms; and (d) the execution, delivery and performance of this Agreement by FML does not conflict with any

agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor to the best of its knowledge violate any Applicable Laws.

9.3 Disclaimer of Warranties. Except as specifically provided in this Agreement, THE BMI TECHNOLOGY IS PROVIDED TO FML "AS IS." NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF BMI TECHNOLOGY OR PRODUCTS OR FML'S TECHNOLOGY, INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY. EXCEPT AS EXPRESSLY STATED HEREIN, EACH PARTY DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES WITH REGARD TO ITS TECHNOLOGY AND THE PRODUCTS, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE AND NON-INFRINGEMENT.

ARTICLE 10.

EXPORT CONTROL LAWS

10.1 FML acknowledges that it is subject to United States laws and regulations controlling the export of products or technical information. FML agrees that it will not export, directly or indirectly, any technical information acquired from BMI under this Agreement or any products using such technical information to any country for which the United States government or agency thereof at the time of export requires an export license or other Governmental Approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

ARTICLE 11.

GENERAL

11.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without reference to principles of conflicts of laws or the U.N. Convention on the Sale of Goods. Disputes arising out of this Agreement will be subject to the exclusive jurisdiction of the state and federal courts located in Salt Lake County, Utah, and each Party hereby consents to the personal jurisdiction and venue thereof.

11.2 Independent Contractors. The relationship of the Parties hereto is that of independent contractors. The Parties hereto are not deemed to be agents, partners or joint ventures of the other for any purpose as a result of this Agreement or the transactions contemplated thereby.

11.3 Assignment. This Agreement shall be not be assignable by either Party without the other Party's prior written consent, which shall not be unreasonably withheld; provided, however, that either Party may assign this Agreement without such consent in connection with a transfer of all or substantially all of its assets to which this Agreement relates, whether by sale, merger, operation of law or otherwise. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns.

11.4 Notices. All notices and other communications provided for hereunder shall be in writing and shall be mailed by first-class, registered or certified mail, postage paid, or delivered

personally, by overnight delivery service or by facsimile, computer mail or other electronic means, with confirmation of receipt, to the addresses set forth below (or such other address as a Party may notify the other of in writing):

BML: BioMeridian Corporation, Inc.
Attn: Mr. Jacob Carter
Chief Executive Office
12411 South 265 West
Suite F
Draper, UT 84020

FML: Fresh Medical Laboratories
Attn: Steven Eror
President and Chief Executive Officer
825 Hilltop Road
Salt Lake City, Utah 84103

with a copy to:

Durham Jones & Pinegar
111 East Broadway
Suite 900
Salt Lake City, Utah 84111
Attn: Jeffrey M. Jones, Esq.
Telephone: 801-415-3000
Fax: 801-415-3500

Notice so given shall be deemed given and received (a) if by mail, on the fourth day after posting; (b) if by cable, telegram, telex or personal delivery, on the date of actual transmission, with evidence of transmission acceptance, or (as the case may be) personal or other delivery; and (c) if by overnight delivery courier, on the next Business Day following the day such notice is delivered to the overnight delivery courier service.

11.5 Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by war, strike, fire, act of God, acts of public enemies, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming Party and the nonperforming Party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance.

11.6 Compliance with Laws. Each Party shall furnish to the other Party any information related to the subject matter of this Agreement requested or required by that Party during the term of this Agreement or any extensions hereof to enable that Party to comply with the requirements of any U.S. or foreign federal, state and/or government agency.

11.7 LIMITATION OF LIABILITY. EXCLUDING A BREACH BY EITHER PARTY OF ITS RESPECTIVE CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES BY REASON OF A BREACH OF THIS AGREEMENT OR ANY WARRANTY OR OBLIGATION HEREUNDER, EVEN IF SUCH PARTY KNOWS OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF ANY SUCH LIABILITY. THE TOTAL LIABILITY OF EITHER PARTY TO THE OTHER PARTY OR ANY AFFILIATE FOR ANY AND ALL CLAIMS RELATING TO OR ARISING UNDER THIS AGREEMENT WILL BE LIMITED TO (A) THE SUM OF PAYMENTS PAID OR PAYABLE BY FML TO BMI FOR THE TWO (2) YEAR PERIOD PRECEDING THE CLAIM, OR (B) THE AMOUNT OF $100,000, WHICHEVER IS GREATER, PROVIDED THAT THIS TOTAL LIABILITY CAP SHALL NOT APPLY TO A BREACH OF THE SCOPE OF THIS LICENSE BY FML, A BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 5, OR INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 8.

11.8 Further Assurances. At any time or from time to time on and after the date of this Agreement, a Party shall at the written request of the other Party (a) deliver to the Party such records, data or other documents consistent with the provisions of this Agreement, (b) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of transfer or license, and (c) take or cause to be taken all such actions, as the other Party may reasonably deem necessary or desirable in order for the other Party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

11.9 Severability. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision. The Parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the Parties in entering this Agreement.

11.10 Waiver. No waiver by either Party of any nonperformance or violation by the other Party of any of the covenants, obligations or agreements of such other Party hereunder shall be deemed to be a waiver of any subsequent violation or non-performance of the same or any other covenant, agreement or obligation, nor shall forbearance by either Party be deemed to be a waiver by such Party of its rights or remedies with respect to such violation or nonperformance.

11.11 Entire Agreement; Amendment. This Agreement (and the annexed Schedules), constitutes the entire agreement between the Parties and supersedes any and all prior agreements or understandings, whether oral or written (including, without limitation, the Original Agreement), between FML and BMI with respect to the subject matter hereof. No variation, modification or waiver of any of the terms or conditions hereof shall be deemed valid unless made in writing and signed by both Parties hereto. Without limiting the generality of the foregoing, no modification or amendment of this Agreement shall be effected by or result from the receipt, acceptance, signing or acknowledgment of any Party's purchase orders, order acknowledgments, invoices, shipping documents or other business forms containing terms or conditions in addition to or different from the terms and conditions set forth in this Agreement.

11.12 Headings. The descriptive headings contained in this Agreement are included for convenience and reference only and shall not be held to expand, modify or aid in the interpretation, construction or meaning of this Agreement.

11.13 Written Documentation. It is understood and agreed that where this Agreement provides that a matter shall be agreed by the Parties, or that a notice, consent, approval, election or the like must be given, made, or otherwise communicated, the same shall only be effective if made in writing signed by a representative of the Party that is to be bound thereby.

11.14 Counterparts; Facsimile. This Agreement may be executed in two counterparts, each of which shall be deemed an original and which together shall constitute one instrument. This Agreement may be signed and delivered to the other Party by facsimile signature and such transmission shall be deemed a valid signature.

11.15 Effect of Amendment. Effective as of the Effective Date, this Agreement amends, modifies and supersedes the Original Agreement in its entirety.

IN WITNESS WHEREOF, FML and BMI have executed this Agreement by their respective duly authorized representatives.

Hilltop Group Technologies Corp.

By: [signature] 11/2/06
Date

Its: President & CEO

BIOMERIDIAN CORPORATION

By: [signature] 11/2/06
Date

Its: President & CEO

Fresh Medical Laboratories Amended and Restated License Agreement

Agreement of Principals of BMI and FML:

Each of the undersigned individuals, who is deemed to be a "Principal Shareholder" (as defined in Article 1 of the foregoing Agreement) of the respective Parties indicated below, hereby acknowledges and agrees that he or she has reviewed the provisions of Section 2.10 of the foregoing Agreement and that he or she agrees to be bound thereby.

BMI Principal Shareholders:

Signature:____________________________

Print Name:__________________________

Signature:____________________________

Print Name:__________________________

Signature:____________________________

Print Name:__________________________

FML Principal Shareholders:

Signature: [signature] for BMI corporation

Print Name: JACOB CARTER

Signature:____________________________

Print Name:__________________________

Signature:____________________________

Print Name:__________________________

Schedule 1.6: BMI Patents

Issued Patents

None

Patents Pending/Applications

TITLE	FILING DATE	ABSTRACT	STATUS
Systems and Methods for Providing an Enhanced Bioelectric Sensing Surface	4/10/2003	Systems and methods for providing and using an enhanced bioelectric sensing surface to facilitate locating and obtaining a bioelectric resistance value from a patient for therapeutic and/or diagnostic purposes. In one implementation, a bioelectric probe tip includes a conductive base having a configuration. An abrasive bristly conductive surface is coupled to or otherwise provided on a surface area of the conductive base, wherein the abrasive bristly conductive surface includes a plurality of bristles. Multiple bristles are able to simultaneously contact a surface layer of a patient's skin to enable the bioelectric probe tip to locate and obtain a bioelectric resistance value from the patient.	Pending
Methods for Obtaining Quick and Repeatable Electrical Signals in Living Organisms	7/16/2003	The present invention is a method for obtaining an electrical signal from a patient that corresponds to a meridian. The present method contemplates locating a dermal area of a patient proximate a meridian. One embodiment of the present invention comprises locating a dermal area by iteratively measuring and comparing the conductivity of a patient's skin until a significant level of conductance is indicated. A probe may then be placed in contact with the dermal area, and actuated to obtain an electrical signal therefrom. The probe tip	Pending

		may be specially designed to apply an appropriate amount of pressure to the dermal area to directly sense a meridian, and configured to avoid erroneous measurements resulting from misalignment of the probe or probe tip.	
Systems and Methods of Utilizing Electrical Readings in the Determination of Treatment	6/7/2004	The present invention relates to a system for determining treatment options from at least two electrical readings. The electrical readings are conductivity measurements of a particular region on the human body. The system utilizes a correlation algorithm to determine the diagnosis which can easily be correlated with appropriate treatments. The correlation algorithm may include the analysis of multiple electrical readings in determining the diagnosis. The system may also utilize a database of clinical data to further assist in determining the diagnosis.	Pending
Systems and Methods of Utilizing Electrical Readings in the Determination of Treatment	7/20/2004	The present invention relates to a system for determining treatment options from at least two electrical readings. The electrical readings are conductivity measurements of a particular region on the human body. The system utilizes a correlation algorithm to determine the diagnosis which can easily be correlated with appropriate treatments. The correlation algorithm may include the analysis of multiple electrical readings in determining the diagnosis. The system may also utilize a database of clinical data to further assist in determining the diagnosis.	Pending
Systems and Methods of Utilizing Electrical Readings in the Determination of Treatment	9/21/2004	The present invention relates to a method and system for obtaining an electrical signal from a patient that corresponds to a meridian for determining treatment options from at least two electrical readings. The present method contemplates locating a dermal area of a patient proximate a meridian. One embodiment of the present invention comprises locating a dermal area by iteratively measuring and comparing the conductivity of a patient's skin until a significant level of conductance is indicated.	Pending

		A probe may then be placed in contact with the dermal area, and actuated to obtain an electrical signal therefrom. The probe tip may be specially designed to apply an appropriate amount of pressure to the dermal area to directly sense a meridian, and configured to avoid erroneous measurements resulting from misalignment of the probe or probe tip. The system analyzes the electrical readings using a correlation algorithm to determine the diagnosis which can easily be correlated with appropriate treatments. The correlation algorithm may include the analysis of multiple electrical readings in determining the diagnosis. The system may also utilize a database of clinical data to further assist in determining the diagnosis.	
SYSTEMS AND METHODS FOR PROVIDING MULTI-VARIABLE MEASUREMENT DIAGNOSTIC	April 6, 2006	The present invention relates to treatment and diagnosis methods. More particularly, the present invention relates to a multi-variable measurement diagnostic for evaluating and correcting measurements.	Pending

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